Exhibit 99.2
CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as director nominee of TWFG, Inc., a Delaware corporation (the “Company”), in the Registration Statement on Form S-1 and in all amendments and supplements thereto filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure of my biographical and other information under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 24, 2024	/s/ Janet S. Wong
Janet S. Wong